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                                                                    EXHIBIT 3.23

                                    RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                BSG CORPORATION

         BSG CORPORATION (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

         1.       It was incorporated on May 16, 1991 as BSG CAPITAL
CORPORATION.

         2. This Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") by the Board of Directors of the Company.

         3. This Restated Certificate of Incorporation was approved by written consent signed by the requisite number of the Company's stockholders necessary to authorize this Restated Certificate of Incorporation in accordance with Section 228 of the DGCL and written notice of such approval has been given to the remaining stockholders as provided therein.

         4. The Certificate of Incorporation of the Company and all amendments thereto are hereby superseded by the following Restated Certificate of Incorporation which accurately sets forth the entire text of the Certificate of Incorporation.

                                  "ARTICLE I.

         The name of the corporation is BSG Corporation (the "Corporation" or the "Company").

                                  ARTICLE II.

         The address of the registered office of the Corporation in the State of Delaware is:

                  The Corporation Trust Company
                  1209 Orange Street
                  Wilmington, Delaware 19801
                  County of New Castle

         The name of the Corporation's registered agent at said address is The Corporation Trust Company.

                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

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                                  ARTICLE IV.

         A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is seventy five million (75,000,000) shares, fifty million (50,000,000) shares of which shall be Common Stock (the "Common Stock") and twenty-five million (25,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

         B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

         C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate, to fix or alter the rights, privileges, preferences and restrictions granted to or imposed upon any series of Preferred Stock, including but not limited to, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         D. Seven million eight thousand eight hundred (7,008,800) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred") and thirteen million two hundred ninety four thousand two hundred (13,294,200) of the authorized shares of the Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). The Series A Preferred and Series B Preferred are hereinafter collectively referred to as the "Series Preferred."

         E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

         1.       Dividend Rights.

                  (a) Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations or


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splits with respect to such shares). The Original Issue Price of the Series A
Preferred shall be fifty-seven cents ($0.57). The Original Issue Price of the Series B Preferred shall be one dollar and twenty-four cents ($1.24). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

                  (b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

         2.       Voting Rights.

                  (a) Except as otherwise provided herein or as required by law, the Series Preferred shall be voted with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) For so long as the authorized size of the Company's Board of Directors is three (3) or more, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and the holders of Common Stock and Series Preferred, voting together as a class pursuant to

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subsection 2(a) above, shall be entitled to elect all remaining members of the
Board of Directors.

                  (c) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting as a single class, shall be necessary for effecting or validating the following actions:

                           (i)      Any amendment, alteration, or repeal of any
provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series Preferred;

                           (ii)     Any increase or decrease in the authorized
size of the Company's Board of Directors;

                           (iii)    Any increase or decrease (other than by
conversion) in the authorized number of shares of Common or Preferred Stock;

                           (iv)     Any authorization, whether by
reclassification or otherwise, of equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividends;

                           (v)      Any redemption, repurchase, payment of
dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                           (vi)     Any agreement by the Company or its
stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

                           (vii)    Any action which results in the payment or
declaration of any dividend on any shares of Common Stock or Preferred Stock; or

                           (viii)   Any voluntary dissolution or liquidation of
the Company.

         3.       Liquidation Rights.

                  (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to the Original Issue Price plus all declared and unpaid dividends on such shares of Preferred Stock for each share of Series Preferred held by them. If, upon the occurrence of a liquidation event, the

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assets and funds thus distributed among the holders of the Series Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of the Series Preferred, in proportion to the preferential amount each such holder would have been entitled to receive.

                  (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

                  (c) The following events shall be considered a liquidation under Section 3(a):

                            (i)    any consolidation or merger of the Company
with or into any other corporation or other entity or person, or any other corporation reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                            (ii)   a sale, lease or other disposition of all
or substantially all of the assets of the Company (an "Asset Transfer").

                  (d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred, then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

         4.       Conversion Rights.

         The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common
Stock:

                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" for such series (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

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          (b)  Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c).

          (c) Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The Series A Conversion Price and the Series B Conversion Price shall collectively be referred to as the "Conversion Prices", and each a "Conversion Price."

          (d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, each Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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          (f)  Adjustment for Common Stock Dividends and Distributions.  If the
Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          (g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

          (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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          (i)  Reorganizations, Mergers, Consolidations or Sales of Assets.  If
at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of each Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (j)  Sale of Shares Below Conversion Price.

               (1) If from time to time after the Original Issue Date, the Company issues of sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price with respect to a series, then and in each such case the then existing Conversion Price for such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for such series by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received (as defined in subsection
(j)(2)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Series Preferred had been fully converted into shares of Common Stock immediately prior to such issuance.

               (2) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in

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good faith by the Board of Directors, and (C) if Additional Shares of Common
Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

               (3)  For the purpose of the adjustment required under this
Section 4(j),if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Prices, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is increased, the Effective Price shall be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Prices, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Prices as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Prices which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were

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issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversion of the Series Preferred.

               (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(j), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Preferred Stock; (B) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

          (k)  Certificate of Adjustment.    In each case of an adjustment or
readjustment of each Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Prices at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          (l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding

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up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities of other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (m)  Automatic Conversion.

               (1) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price for such series, at any time upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series Preferred, or immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $5.00 (as adjusted for stock splits, recapitalizations and the like), and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion pursuant to this subsection, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (2) Upon the occurrence of the event specified in paragraph (1) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay any declared and unpaid dividends in accordance with the provisions of Section 4(d).

          (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (p) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          (q) Payment of Taxes. The Company will pay all issuance or transfer taxes and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          (r) No Dilution or Impairment. Without the consent of a majority of the Series Preferred, the Company shall not take any voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

     5. No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Company by reason of purchase, conversion or otherwise shall be reissued.

     6. No Preemptive Rights. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

     7. Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of stock of the Corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth:

          (a) If the stockholder desires to sell or otherwise transfer any of his shares of stock, then the stockholder shall first give written notice thereof to the Corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

          (b) For thirty (30) days following receipt of such notice, the Corporation shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the Corporation shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 7, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the Corporation elects to purchase all of the shares or, with consent of the stockholder, a lesser portion of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d).

          (c)  The Corporation may assign its rights hereunder.

          (d) In the event the Corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder's notice, the Secretary of the Corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the Corporation receives said transferring stockholder's notice; provided that if the terms of payment set forth in said transferring stockholder's notice were other than cash against delivery, the Corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder's notice.

          (e) In the event the Corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder's notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the Corporation and/or its assignees(s) herein, transfer the shares specified in said transferring stockholder's notice which were not acquired by the Corporation and/or its assignees(s) as specified in said transferring stockholder's notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this Section 7 in the same manner as before said transfer.

          (f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 7:

               (1) A stockholder's transfer of any or all shares held either during such stockholder's lifetime or on death by will or intestacy to such stockholder's immediate family or to any custodian or trustee for the account of such stockholder or such stockholder's immediate family. "Immediate family" as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

               (2) A stockholder's bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this bylaw.

               (3) A stockholder's transfer of any or all of such stockholder's shares to the Corporation or to any other stockholder of the Corporation.

               (4) A stockholder's transfer of any or all of such stockholder's shares to a person who, at the time of such transfer, is an officer or director of the Corporation.

               (5) A corporate stockholder's transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder or to any corporation or other entity controlled by the corporate stockholder.

               (6) A corporate stockholder's transfer of any or all of its shares to any or all of its stockholders, officers or directors.

               (7) A transfer by a stockholder which is a limited or general partnership to any or all of its partners or former partners.

          In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this Section 7, and there shall be no further transfer of such stock except in accord with this
Section 7.

          (g) The provisions of this Section 7 may be waived with respect to any transfer either by the Corporation, upon duly authorized action of its Board of Directors with the consent of the owners of a majority of the Series A and B Preferred Stock of the Corporation, or by the stockholders, only upon the express written consent of the owners of a majority of (i) the common stock of the Corporation and (ii) the Series A and B Preferred Stock of the Corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder) each voting separately as a class. This Section

7 may be amended or repealed by the stockholders, upon the express written consent of the owners of both the majority of (i) the common stock of the Corporation and (ii) the Series A and B Preferred Stock of the Corporation, each voting separately as a class.

          (h) Any sale or transfer, or purported sale or transfer, of securities of the Corporation shall be null and void unless the terms, conditions, and provisions of this Section 7 are strictly observed and followed.

               The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

               (1)  On May 1, 2000; or

               (2) Upon the date securities of the Corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

          (j) The certificates representing shares of stock of the Corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

               "The shares represented by this certificate are subject to a right of first refusal option in favor of the Corporation and/or its assignee(s), as provided in the Certificate of Incorporation of the Corporation."

                                   ARTICLE V.

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                  ARTICLE VI.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                  ARTICLE VII.

     A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     C. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article, or in defense of any claim, issue or matter therein, the Corporation shall indemnify such director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     D. Any indemnification under Sections A and B of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections A and B of this Article. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     E. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     F. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in other capacity while holding such office.

     G. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the General Corporation Law of the State of Delaware or this Article.

     H. For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     I. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation, which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this section.

     J. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                 ARTICLE VIII.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right."

     IN WITNESS WHEREOF, BSG Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the Chairman of the Board of Directors and the Secretary in Houston, Texas this 14th day of March, 1995.

                                   BSG CORPORATION

                                   By /s/ Steven G. Papermaster
                                      ----------------------------------
                                        Steven G. Papermaster,
                                        Chairman and Chief Executive
                                        Officer

ATTEST:


By /s/ Jeffry J. Weiner
  -----------------------------
     Jeffrey J. Weiner,
     Secretary

                             CERTIFICATE OF MERGER

                                       OF

                                  MENELL, INC.

                                  MERGING INTO

                                BSG CORPORATION

     In accordance with Sections 103 and 252 of the Delaware General Corporation Law (the "DGCL"), the undersigned hereby adopts this Certificate of Merger.

     FIRST: Menell, Inc., a Minnesota corporation ("Menell") is merging with and into BSG Corporation, a Delaware corporation (collectively, the "Merging Entities").

     SECOND: Each of the Merging Entities has approved, adopted, certified, executed, and acknowledged the Agreement and Plan of Merger dated December 29, 1995, between the Merging Entities (the "Merger Agreement"), in accordance with
Section 252(c) of the DGCL.

     THIRD: The name of the surviving entity is BSG Corporation ("BSG" or the "Surviving Entity").

     FOURTH: The Certificate of Incorporation of BSG, as amended, shall be the Certificate of Incorporation of the Surviving Entity.

     FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Entity whose address is:

                    BSG Corporation
                    701 Brazos, Suite 700
                    Austin, Texas 78701
                    Attention: Legal Department

     SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of any of the Merging Entities.

     SEVENTH: The authorized capital stock of Menell is 10,000 shares of common stock, par value $.01 per share.

     EIGHTH: The Merger shall be effective at 11:59 p.m. on December 31, 1995 (the "Effective Time").

     WITNESS the execution hereof on December 29, 1995, effective as of the Effective Time set forth above.


                                   BSG CORPORATION

                                   By:  /s/ Steven G. Papermaster
                                        --------------------------------------
                                        Steven G. Papermaster
                                        Chairman, Chief Executive Officer, and
                                        President

                         DELAWARE CERTIFICATE OF MERGER
                                       OF
                                  BSGSUB, INC.
                                 WITH AND INTO
                                BSG CORPORATION

                                ---------------

     The undersigned corporation, organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), DOES HEREBY CERTIFY:

     1. BSGSub, Inc. ("BSGSub"), a Delaware corporation, is merging with and into BSG Corporation ("BSG"), a Delaware corporation (the "Merger").

     2. The Merger Agreement has been approved, adopted, certified, executed and acknowledged by BSG and BSGSub, in accordance with Section 251(c) of the DGCL.

     3. BSG will be the surviving Delaware corporation following the Merger, using the name "BSG Corporation."

     4. The Restated Certificate of Incorporation of BSG will, as amended pursuant to this Certificate of Merger, continue after the Merger as the Certificate of Incorporation of the surviving corporation until thereafter duly amended in accordance with its terms and the DGCL.

     5. The executed Merger Agreement pursuant to which the Merger is being consummated is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is c/o Medaphis Corporation, 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339.

     6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     7. Article IV of BSG's Restated Certificate of Incorporation is hereby amended to read in full as follows:

     "The aggregate number of shares that the Corporation shall have authority to issue is 1,000, all of which shall be shares of common stock, par value $0.01 per share."

     IN WITNESS WHEREOF, BSG has caused its duly authorized officer to execute and deliver this Certificate of Merger as of the 6th day of May, 1996.


                                   BSG Corporation


                                   By: /s/ Steven G. Papermaster
                                       ----------------------------
                                       Name:  Steven G. Papermaster
                                       Title:

             CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
                            AND OF REGISTERED AGENT

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is BSG CORPORATION.

     2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

     3. The registered agent of the corporation within the State of Delaware is hereby changed to The Prentice-Hall Corporation System, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

     4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on August 16, 1996.


                                   /s/ Peggy Sherman
                                   -----------------------------------
                                   Peggy B. Sherman, Vice President